Exhibit 99.1

IMPCO Technologies Announces Resignation of Chief Financial Officer

CERRITOS, Calif., April 12, 2005 /PRNewswire-FirstCall/ — IMPCO Technologies Inc. (Nasdaq: IMCO), announced today that Nickolai A. Gerde, the company’s Chief Financial Officer and Treasurer, had resigned effective April 7, 2005 to pursue other opportunities. The company has commenced a search for Mr. Gerde’s replacement, but is pleased to announce that Richard T. Fogarty, the company’s Corporate Controller, will assume the role of interim principal financial officer.

Mr. Fogarty was appointed Corporate Controller of the company in November 2002. Prior to joining the company, Mr. Fogarty served for five years as Corporate Controller at STM Wireless, Inc. and, prior to STM Wireless Inc., held positions as Corporate Controller, Information Systems Director, and Financial Planning Director over a six-year period at MAI Systems Corporation. Mr. Fogarty began his career with the General Electric Company where he graduated from the GE Financial Management Program in 1975 and holds an M.B.A. degree from Fairleigh Dickinson University, a B.S. degree in industrial economics from Union College, and a certificate from Cal State Fullerton in client-server technology.

About IMPCO Technologies

IMPCO Technologies, Inc., along with its wholly owned subsidiary, BRC, S.r.l., is a leading source of advanced alternative fuel systems technology and components for internal combustion engines. Our products enable these engines to function using efficient, environmentally friendly gaseous fuels such as propane, natural gas and biogas. IMPCO/BRC products improve efficiency and performance while reducing emissions. IMPCO is a major supplier to original equipment manufacturers and the aftermarket in the bus and truck, industrial and power generation markets, as well as to the automotive aftermarket. BRC is a world leader in alternative fuel systems in the automobile and light transportation sectors. IMPCO and BRC support a global aftermarket through a network of more than 400 distributors and dealers, and 12 regional offices.

For further information, please contact Dale Rasmussen, Vice President, Investor Relations.

Phone: +1-206-315-8242

Fax: +1-206-315-8301